Exhibit 23

Keller Bruner & Company, L.L.P.

Certified Public Accountants


The Board of Directors
FCNB Corp

We consent to incorporation by reference of our report dated January 26, 2000, relating to the consolidated balance sheets of FCNB Corp and its subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years in the three-year period ended December 31, 1999, which report appears on page 36 of the 1999 FCNB Corp Annual Report, in this Annual Report on Form 10-K, and in the following Registration Statements of FCNB Corp: Number 33-63092 on Form S-8, Number 33-55040 on Form S-3, Number 333-49329 on Form S-3, and Number 333-52997 on Form S-8.



/s/Keller Bruner & Company, L.L.P.
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Keller Bruner & Company, L.L.P.
Frederick, Maryland
March 21, 2000